Free Writing Prospectus Registration Statement No. 333-131266 Dated October 16, 2008 Filed pursuant to Rule 433

Morgan Stanley Financial Overview

Third Quarter 2008

Notice

The information provided herein may include certain non-GAAP financial measures.
The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and
Current Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley.com.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see "Forward-Looking Statements" immediately preceding Part I,
Item I, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in Part
1, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management's Discussion and
Analysis of Financial Condition and Results of Operations" in Part II, Item 7
and "Quantitative and Qualitative Disclosures About Market Risk" in Part II,
Item 7A of the Company's Annual Report on Form 10-K for the fiscal year ended
November 30, 2007 and other items throughout the Company's Form 10-K, the
Company's Quarterly Reports on Form 10-Q and the Company's 2008 Current Reports
on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
SEC global website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and 2 does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Index

o    Morgan Stanley as a Federal Financial Holding Company

o    Mitsubishi UFJ Investment

o    Temporary Liquidity Guarantee

o    Capital, Liquidity and Funding

o    Risk Management

o    Financial Results

o    Institutional Securities

o    Global Wealth Management

o    Asset Management

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and 3 does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Morgan Stanley as a Federal Financial Holding Company

                        Federal Financial Holding Company

Benefits

o    New business opportunities

o    Access to expanded sources of funding and liquidity

o    Section 23A exemption provides incremental funding flexibility for affiliate capacity

Regulation

o    Federal Reserve

o    Office of Comptroller of the Currency

Capital

o    "Well-Capitalized" institution

o    One of the highest Tier 1 Capital Ratios among bank holding company peers

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and 4 does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Mitsubishi UFJ Investment (MUFG)

                      Mitsubishi - Morgan Stanley Alliance

Strategic Alliance

o    Global strategic alliance with focus on global corporate and investment banking activities

o    Steering Committee will be established to maximize strategic benefits of the alliance

o    MUFG representative to be elected to Morgan Stanley's Board of Directors

Transaction Details

o    21% interest in Morgan Stanley on a fully diluted basis

o    $1.2 billion of perpetual non- cumulative non-convertible preferred stock

o    $7.8 billion of perpetual non-cumulative convertible preferred stock

Capital

o    $9 billion investment further bolsters strong capital and liquidity positions

o    Exceeded the Federal Reserve's capital and leverage ratio requirements for commercial banks, prior to MUFG's investment

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and 5 does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Temporary Liquidity Guarantee Program

           Systemic Risk Exception of the FDIC Improvement Act of 1991

Eligible Entities

o    FDIC-insured depository institutions

o    U.S. bank holding companies

o    U.S. financial holding companies

o    Certain U.S. savings and loan holding companies

Type of Unsecured Debt

o    Promissory Notes

o    Commercial Paper

o    Inter-bank funding

o    Any unsecured portion of senior debt

Terms

o    Covered up to 125% of debt outstanding as of September 30, 2008 (scheduled to mature before June 30, 2009)

o    Debt must be issued on or before June 30, 2009

o    Covered for 3 year period, even if the liability has not reached maturity

o    Fees for coverage waived for the first 30 days

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and 6 does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Total Capital

 Total and Adjusted Assets
 ($Bn)
 1,185    1,045   1,091    1,031     987         900

  689     566       637      579     544

  3Q07    4Q07     1Q08     2Q08     3Q08      10/7/2008
                            Adjusted Assets

--------------------------------------------------------------------------------
Total Capital (1)

187.5    191.1     198.2    210.1   202.6

Total Capital as a % Total Assets
16%       18%       18%      20%     21%
--------------------------------------------------------------------------------
     Source:

     Morgan Stanley SEC Filings

(1)  These amounts include the non-current portion of long-term borrowings
     (including Capital Units and junior subordinated debt issued to capital trusts) and shareholders equity.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The 7 presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Active Capital Management

--------------------------------------------------------------------------------
Leverage Ratios(1)

 32.3x    32.6x        27.4x     25.1x         23.4x         20.0x

 3Q07     4Q07          1Q08     2Q08          3Q08       10/7/2008

--------------------------------------------------------------------------------
Adjusted Leverage Ratio(2)

18.8x     17.6x        16.0x     14.1x         12.9x          10x

Tangible Shareholders' Equity ($Bn)

37         32            40       41            42
--------------------------------------------------------------------------------

     Source:  Morgan Stanley SEC Filings

(1)  Leverage ratio equals total assets divided by tangible shareholders'
     equity.

(2)  Adjusted leverage ratio equals adjusted total assets divided by tangible shareholders' equity.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and 8 does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Capital Strength - 3Q08

--------------------------------------------------------------------------------
Basel II Regulatory Capital
($Bn)

12.4%       12.7%           >15.5%
55.6        56.3
            14.7
14.4
            4.1
 4.1
            11.5             +9
11.5
            34.7
33.4

(7.8)      (8.6)

2Q08       3Q08           $9 Bn MUFG

Tier 1     Common Equity                  Tier 2   Subordinated Debt
           Tier 1 Eligible Capital                 Qualifying Long-Term Debt
           Deductibles (1)

           Source:  Morgan Stanley SEC Filings

(1)  Goodwill & Intangibles, Net Deferred Tax Assets & Debt Valuation
     Adjustment. Goodwill & Intangibles excludes mortgage servicing rights

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Average Liquidity Reserves per Quarter

 -------------------------------------------------------------------------------
($Bn)
Post 3Q08 liquidity reserves remain > 2007 average
                                                   175

                                          135
                           120     122              94
                  93       56       51     61

  64      68      44

  18      30

  46              49       64       71     74       81

          38

 1Q07    2Q07    3Q07     4Q07     1Q08   2Q08     3Q08

       Parent            Bank and Non-Bank Subsidiaries

 -------------------------------------------------------------------------------
                          Source:  Morgan Stanley SEC Filings

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and 10 does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Evolution of Funding Diversification

Investment Bank       Federal Reserve Lending          Financial Holding Company

                                                       Fed
                                                       Discount
                                                       Window(4)

                                                       Term
                                                       Auction
                                                       Facility

                       Primary Dealer Credit
                       Facility Expansion (3)

                       Primary Dealer
                       Credit Facility(2)

                       Term Securities
                       Lending Facility(1)

                       Deposits

Secured Financing

Long-Term Debt

Commercial Paper

(1) Term Securities Lending Facility - March 11, 2008 (2) Primary Dealer Credit
Facility - March 16, 2008

(3) Primary Dealer Credit Facility Expansion -Sept 14, 2008 (4) Fed Discount
Window Sept 21, 2008

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and 11 does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Sources of Funding

CP Outstanding
($Bn)



24
23
17
12
8
3Q07
4Q07
1Q08
2Q08
3Q08

Source: Morgan Stanley SEC Filings

Expansion of Bank Deposit Program
($Bn)



2
13
26
36
4Q05
4Q06
4Q07
3Q08

Source: Morgan Stanley SEC Filings

Long-Term Debt

- 2008 YTD Issuance $38 billion
- Ability to issue FDIC insured unsecured debt
- Mitigate refinancing risk through staggered maturities

Source: Morgan Stanley SEC Filings

Secured Financing Books

- Secured Financing Book as of 3Q 2008
  - Includes central bank eligible assets
  - $311 billion
  - Weighted Average Maturity >40 days
  - 22% overnight
- Non-central bank eligible assets – 10% with Weighted Average Maturity >90 days

Source: Morgan Stanley earnings conference call

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

12

Government Liquidity Facilities

                                                   Term Securities     Primary Dealer     Federal Reserve
 U.S. Government and Agency Securities            Lending Facility    Credit Facility     Discount Window
 ---------------------------------------------------------------------------------------------------------
 U.S. Treasuries
 ---------------------------------------------------------------------------------------------------------
 Agencies
 ---------------------------------------------------------------------------------------------------------
 Agency MBS / GNMA
 ---------------------------------------------------------------------------------------------------------
 Agency CMO
 ---------------------------------------------------------------------------------------------------------
 Corporate and Other Debt
 ---------------------------------------------------------------------------------------------------------
 Commercial Paper / Money Markets
 ---------------------------------------------------------------------------------------------------------
 Investment Grade Corporates
 ---------------------------------------------------------------------------------------------------------
 Municipals
 ---------------------------------------------------------------------------------------------------------
 Asset-Backed Securities / RMBS / CMBS
 ---------------------------------------------------------------------------------------------------------
 Non-Investment Grade Bonds
 ---------------------------------------------------------------------------------------------------------
 Corporate Equities
 ---------------------------------------------------------------------------------------------------------
 Equities
 ---------------------------------------------------------------------------------------------------------
 Other Sovereign Government Obligations
 ---------------------------------------------------------------------------------------------------------
 Foreign Government Bonds
 ---------------------------------------------------------------------------------------------------------
 Non-Securities
 ---------------------------------------------------------------------------------------------------------
 Commercial, Industrial, or Agricultural Loans
 ---------------------------------------------------------------------------------------------------------
 Consumer Loans
 ---------------------------------------------------------------------------------------------------------
 Residential and Commercial Real Estate Loans
 ---------------------------------------------------------------------------------------------------------

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The 13 presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Marks and Exposures

Net Exposure [1]

($Bn)


19.6
17.5
10.9
9.3
7.7
6.5
3.6
2.7
1.8
0.0
ABS CDO / Subprime
CMBS
Other Mortgage-Related
Monoline (2)
Leveraged Acquisition Finance Pipeline
4Q 2007
3Q 2008

Source:

Morgan Stanley SEC Filings

(1) Net Exposure is defined as potential loss to the Firm in an event of 100% default, assuming zero recovery, over a period of time. The value of these positions remains subject to mark-to-market volatility. Positive amounts indicate potential loss (long position) in a default scenario. Negative amounts indicate potential gain (short position) in a default scenario.

(2) 3Q 2008 Monoline Composition – ABS: $0.8, Insurance Municipal Bond Securities: $1.5, Net Counterparty Exposure: $0.4.

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

14

Level 3 Assets

Total Assets ($BN)

1Q08           78        1,091
2Q08           69        1,031
3Q08           78          987

                                Level 3 Assets

                         7.1%      6.7%      7.9%

o    Level 3 - Inputs that are unobservable and significant to the overall fair value measurement

o    Level 2 to Level 3: $3.9 billion of certain Corporate & other debt

o    Level 3 to Level 2: $1 billion of certain Corporate & other debt

Source: Morgan Stanley SEC Filings

[LOGO]

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Consolidated Financial Highlights

3Q08 Highlights

Net Revenues ($Bn)                           8.0
PBT ($Bn)                                    1.9
Tier 1 Capital (%)                           12.7
Diluted EPS ($)                              1.32
Pre-Tax Margin (%)                           24
ROE - Annualized Cont. Ops. (%)              16.5
Adjusted Leverage Ration (x)                 12.9
Book Value per Share ($)                     31.25
Average Total Liquidity ($Bn)                175

                  Net Revenue Composition - Nine Months 2008

                                   [Graphic]

Source: Morgan Stanley SEC Filings

(1) Represents combined revenues from Fixed Income Sales and Trading and Other
Sales and Trading

[LOGO]

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Regional Net Revenue Growth

                         2004 Global Revenues $20.3Bn

Americas                 66%
Asia                     9%
EMEA                     25%

                         YTD 2008 Global Revenues $22.9Bn

Americas                 52%
Asia                     13%
EMEA                     35%

                                  FY2004               9Mos 2008

Americas (1)($Bn)                  13.4                    12.0
Europe, Middle East
and Africa ($Bn)                   5.0                      7.9
Asia ($Bn)                         1.9                      3.0

Source: Morgan Stanley SEC Filings

[LOGO]

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Institutional Securities

Net Revenue ($MM)

                               1Q07      2Q07     3Q07      4Q07    1Q08    2Q08     3Q08
Fixed Income (1)               3,232     2,664   1,201    (8,071)  1,667    (105)    1,493
Equity                         2,318     2,374   1,880     2,468   3,467    2,103    2,671
Investment Banking             1,032     1,704   1,439     1,363     980      875    1,032
Other Int. Securities (2)        580       687     463       815      99      752      715
Total                          7,162     7,429   4,983    (3,425)   6,213   3,625    5,911

Source: Morgan Stanley SEC Filings

(1)  Represents combined revenues from Fixed Income Sales and Trading and Other
     Sales and Trading. Other Sales and Trading primarily includes net losses from mark-to-market loans and closed and pipeline commitments, results related to Investment Banking and other activities.

(2)  2Q08 and 3Q08 includes pre-tax gains of $744 million and $745 million, respectively, related to the follow-on offerings of MSCI Inc.

[LOGO]

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Global Wealth Management

Net Revenue ($MM)

                              1Q07    2Q07    3Q07   4Q07    1Q08   2Q08(2)   3Q08
Fees                          729     769     788     781   716      694      693
Commissions                   315     357     353     408   363      346      326
Other (1)                     204     204     199     181   143      953      140
Principal Transactions        127     153     148     199   173      207      134
Net Interest & Dividends      136     159     195     220   211      236      262
Total                         1,511  1,642   1,683  1,789   1,606   2,436    1,555

Source: Morgan Stanley SEC Filings

(1)  "Other" includes Investment Banking and Other revenues.

(2)  2Q08 includes a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U.

[LOGO]

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Asset Management

Net Revenue ($MM)

                             1Q07    2Q07    3Q07      4Q07    1Q08    2Q08     3Q08
Asset Management Fees         768     844      926      986    (380)   (317)    (186)
Principal Transactions        532     588      338      187     845     779      742
Other (1)                      68      77      100       79      78      26       91
Total                       1,368   1,509    1,364    1,252     543     488      647

Source: Morgan Stanley SEC Filings

(1)  "Other" includes Investment Banking, Net Interest and Dividends,
     Commissions and Other revenues.

[LOGO]

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.